Exhibit 99.1

GeoMet Announces Financial and Operating Results
for the Quarter Ended March 31, 2015

Houston, Texas— May 1, 2015—GeoMet, Inc. (OTC: GMET; OTC: GMETP) (“GeoMet” or the “Company”) today announced its financial and operating results for the quarter ended March 31, 2015.

Financial and Operating Results

On May 12, 2014, GeoMet closed the sale of substantially all of its remaining assets (the “Asset Sale”). As a result of the Asset Sale, all operating activities are presented as discontinued operations in the Condensed Consolidated Statements of Operations (Unaudited) for the quarters ended March 31, 2015 and 2014.

As of March 31, 2015, our primary asset as a public “shell company” is cash in the amount of $22.1 million. On a go forward basis, we will continue to incur general and administrative expenses necessary to sustain a public registrant and professional fees while assessing corporate transaction/merger opportunities.

Quarter Ended March 31, 2015

For the quarter ended March 31, 2015, GeoMet reported a net loss available to common stockholders of $2.2 million, or $0.05 per fully diluted share. Included in net loss available to common stockholders for the quarter ended March 31, 2015 were non-cash charges of $0.9 million for accretion of preferred stock and $0.6 million for paid-in-kind (“PIK”) dividends paid on preferred stock. For the quarter ended March 31, 2014, GeoMet reported a net loss available to common stockholders of $0.4 million, or $0.01 per fully diluted share. Included in net loss available to common stockholders for the quarter ended December 31, 2014 were non-cash charges of $0.6 million for accretion of preferred stock and $0.6 million for PIK dividends paid on preferred stock.

For the quarter ended March 31, 2015, GeoMet reported no income from discontinued operations. For the quarter ended March 31, 2014, GeoMet reported income from discontinued operations of $2.0 million, or $0.05 per fully diluted share.

Forward-Looking Statements Notice

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for statements of historical facts, all statements included in the document, including those preceded by, followed by or that otherwise include the words “believe,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “goal,” “plans,” “objective,” “should” or similar expressions or variations on such words, are forward-looking statements.  These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission (“SEC”). Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.geometinc.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov.  GeoMet undertakes no duty to update or revise these forward-looking statements.

For more information please contact William A. Wiederkehr, Jr., Treasurer and Secretary, at (713) 600-4310 or wwiederkehr@geometcbm.com.

GEOMET, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Quarter Ended March 31,
	2015	2014
Expenses:
Depreciation	$—	$113,817
General and administrative	756,780	1,029,604
Total operating expenses	756,780	1,143,421

Other income (expense)	6,760	(18,534)

Loss before income taxes from continuing operations	(750,020)	(1,161,955)

Income tax expense	6,250	6,250

Loss from continuing operations	(756,270)	(1,168,205)

Discontinued operations	—	2,017,061

Net (loss) income	$(756,270)	$848,856
Accretion of discount on Series A Convertible Redeemable Preferred Stock	(897,773)	(644,744)
Paid-in-kind dividends on Series A Convertible Redeemable Preferred Stock	(551,268)	(599,875)
Cash dividends paid on Series A Convertible Redeemable Preferred Stock	(469)	(568)
Net loss available to common stockholders	$(2,205,780)	$(396,331)

Net loss per common share—basic and diluted:
Net loss per common share from continuing operations	$(0.05)	$(0.06)
Income per common share from discontinued operations	—	0.05
Net loss per common share—basic and diluted	$(0.05)	$(0.01)

Weighted average number of common shares:
Basic and diluted	40,523,805	40,514,097

GEOMET, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31, 2015	December 31, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$22,098,603	$22,894,405
Other current assets	79,567	148,302
Total current assets	22,178,170	23,042,707
TOTAL ASSETS	$22,178,170	$23,042,707
LIABILITIES, MEZZANINE AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Income taxes payable	$2,543	$2,543
Other current liabilities	167,552	275,350
Total current liabilities	170,095	277,893
TOTAL LIABILITIES	170,095	277,893
Series A Convertible Redeemable Preferred Stock	50,125,262	48,676,221
Total stockholders’ deficit	(28,117,187)	(25,911,407)
TOTAL LIABILITIES, MEZZANINE AND STOCKHOLDERS’ DEFICIT	$22,178,170	$23,042,707

GEOMET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31,

	2015	2014

Net cash (used in) provided by operating activities	$(795,333)	$909,696

Net cash provided by investing activities	—	91,714

Net cash used in financing activities	(469)	(1,550,568)

Decrease in cash and cash equivalents	(795,802)	(549,158)

Cash and cash equivalents at beginning of period	22,894,405	8,108,272

Cash and cash equivalents at end of period	$22,098,603	$7,559,114